EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 17, 2025 with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Acacia Research Corporation on Form 10-K for the year ended December 31, 2024. We consent to the incorporation by reference of said reports in the Registration Statements of Acacia Research Corporation on Form S-3 (File No. 333-249984) and Forms S-8 (File No. 333-189135, File No. 333-217878, File No. 333-279975 and File No. 333-279976).
/s/ GRANT THORNTON LLP
Houston, Texas
March 17, 2025